Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

TRUCK COMPONENTS INC.

ACCURIDE CORPORATION

and

GREDE HOLDINGS LLC

dated as of

September 2, 2016

i

Table of Contents

(continued)

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 2, 2016, is entered into by and among Truck Components Inc., a Delaware corporation (“Seller”), Accuride Corporation, a Delaware corporation (“Parent”), solely with respect to Sections 3.01, 3.05, 5.10, 5.11, 5.12, 6.02, 6.04, 6.05, 6.06 and 6.07, and Grede Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes each referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

A.            Seller owns all of the issued and outstanding shares of common stock of Brillion Iron Works, Inc., a Delaware corporation (the “Company”), which consists of ten thousand (10,000) shares of common stock, par value $0.01 (the “Shares”).

B.            Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“338(h)(10) Election” has the meaning set forth in Section 5.11(a).

“Affected Employees and Dependents” has the meaning set forth in Section 5.01(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Brillion Collective Bargaining Agreements” means those collective bargaining agreements and other similar agreements described in Section 3.17(a) of the Seller Disclosure Schedules.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Cash and Cash Equivalents” means cash, cash equivalents and other short-term liquid investments of the Company, as of the date of determination, less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination (but without duplication of any such unpaid amounts being taken into account in the determination of the Closing Working Capital), whether in Company bank accounts or otherwise in the Company’s possession or under its control, less any fees, Taxes payable by the Company, withholdings or expenses necessary to liquidate such amounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.05(b)(i).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code § 4980B and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Business” means the Company’s business, as conducted on the Closing Date, of manufacturing and selling gray, ductile and austempered ductile iron castings for use in a variety of industrial markets, including casting, finishing and engineering services related thereto. For added certainty, the Company Business does not include any business or activity carried on by the Gunite Business, except for certain castings made by the Company for Gunite pursuant to one or more written agreements between the Company and Gunite which such certain castings Gunite is free to source internally or from any third party except as may be expressly provided in a signed written agreement between the Company and Gunite.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Confidential Information” means information, whether or not patentable, copyrightable or trademarkable, regarding the Company or Company Business not generally available to the public, including the following: (a) information regarding operations, assets, liabilities or financial condition; (b) information regarding pricing, sales, sales methods, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (c) information regarding employees, including their identities, responsibilities, competence and compensation; (d) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (e) information regarding current or prospective vendors, suppliers, distributors, sales representatives, distributors, licensees or other business partners, product specifications, manufacturing procedures, methods, equipment, compositions, technology; (f) forecasts, projections, budgets, business plans, customer usages and requirements; (g) planned or pending acquisitions, divestitures or other business combinations, and (h) Intellectual Property, trade secrets and proprietary information.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 24, 2016, between Buyer’s parent, Metaldyne Performance Group Inc., and Seller.

“Continuing Bargained Employees” has the meaning set forth in Section 5.01(a)(i).

“Continuing Employees” has the meaning set forth in Section 5.01(a).

“Covered Person” has the meaning set forth in Section 5.02(a).

“Current Assets” means accounts receivable, inventory, prepaid expenses and other current assets, all as specifically set forth on Exhibit D, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and net operating losses, (c) Cash and Cash Equivalents and (d) receivables from any of the Company’s Affiliates (other than Gunite), directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means, except for the Sales Tax Audit, accounts payable, accrued Taxes and accrued expenses, all as specifically set forth on Exhibit D, but excluding payables to any of the Company’s Affiliates (other than Gunite), directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and Indebtedness (including short-term portions thereof), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Customer Claim” has the meaning set forth in Section 6.05(a).

“Data Room” means the electronic documentation site established by R.R. Donnelley on behalf of Seller.

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Deductible” has the meaning set forth in Section 6.04(a).

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“D&O Claim” has the meaning set forth in Section 5.02(a).

“D&O Indemnification Provisions” has the meaning set forth in Section 5.02(a).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation, notice of violation, notice of non-compliance or other legal proceeding by any Person alleging liability for Losses (including, but not limited to, the costs of enforcement proceedings, investigations, and cleanup; natural resources damages; penalties; and actual, reasonable attorney fees and litigation costs) arising out of, based on or resulting from: (a) the Release of Hazardous Materials; or (b) any actual non-compliance with any Environmental Law or Environmental Permit or any such non-compliance that has been alleged in writing.

“Environmental Law” means any applicable Law or Governmental Order (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment; or (b) concerning the Release of, or the storage, treatment, generation, discharge, disposal or remediation of Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. The term “Environmental Law” includes any common law of nuisance or trespass, any law or regulation relating to any emission, discharge or Release of Hazardous Materials into the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).

“Environmental Notice” means any written directive, notice of violation, non-compliance or infraction, notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or Environmental Permit or any other notice received from a Governmental Authority relating to any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity (a) a member of any “controlled group” (as defined in Code §414(b)) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of section Code §414(c)) with that entity, or (c) a member of any affiliated service group (within the meaning of Code §414(m)) of which that entity is also a member.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gunite” means Gunite Corporation, a wholly-owned subsidiary of Seller.

“Gunite Business” means the business carried on by Gunite as of the Closing, of designing, developing, manufacturing (including making and having made iron castings) marketing and/or selling wheel-end components (including brake drums, hubs, rotors, slack-adjusters and spoke wheels).

“Gunite Supply Agreement” means that certain Long Term Supply Agreement dated July 1, 2016 by and between the Company and Gunite, as amended.

“Hazardous Materials” means: (a) any material, substance, solid, liquid, gas, odor, chemical, mixture or waste that is specifically listed or which is hazardous, acutely hazardous, toxic, or words of similar import pursuant to Environmental Law; (b) any petroleum or petroleum-derived products, urea, formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials within any habitable building on the Real Property.

“Indebtedness” means, with respect to a Person, without duplication, (a) the principal, premium (including prepayment premium or penalty), if any, and accrued interest in respect of indebtedness of such Person for money borrowed, whether or not evidenced by notes, debentures, bonds or other similar instruments and for the payment of which such Person is responsible or liable, directly or indirectly, either severally or jointly with any other Person, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business and not more than thirty (30) days past due in accordance with their payment terms or disputed in good faith), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP consistent with such Person’s past practices, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) all obligations of the type referred to in the foregoing clauses (a) through (d) of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, either severally or jointly with any other Person; (f) all obligations of the type referred to in the foregoing clauses (a) through (e) of such Person or any other Person secured by any Encumbrance on any of such Person’s assets (whether or not such obligation is assumed by such other Person); (g) all obligations of the type referred to in the foregoing clauses (a) through (f) of such Person secured by any Encumbrance on the property or assets of any other Person (whether or not such obligation is assumed by such other Person); and (h) any pension obligations or similar obligations of such Person.

“Indemnified Party” has the meaning set forth in Section 6.04.

“Indemnifying Party” has the meaning set forth in Section 6.04.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Dave Adams, Jerry Kellrooney, Gregg Neumeyer, Don Krampe and Brad Rolfe or the knowledge that a reasonable person should have serving in the roles of any of such persons, and in addition, as to matters relating to Environmental Laws, the actual knowledge of Garlyn Kligora, who is primarily responsible for compliance with Environmental Laws.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liens” means, as used in Section 3.18, all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer, mortgages, title defects, licenses, permits, approvals and conditions or other similar restrictions or limitations of any nature whatsoever.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded). For purposes of item (vi) above, Buyer will be deemed to be aware of something if the information was (a) provided to Buyer in writing; (b) included in the electronic data room to which Buyer had access; (c) of a type that Buyer would be aware as an industry participant; (d) of a type that a reasonable person with industry experience would identify during a walk-through of the areas of Brillion’s facility to which representatives of Buyer actually had access; or (e) something of which Buyer had actual knowledge.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Meridian Assignment” has the meaning set forth in Section 2.03(a)(v).

“Meridian Equipment Sublease Agreement” has the meaning set forth in Section 2.03(a)(vi).

“Meridian Lease” means that certain Master Lease Agreement dated March 27, 2013 by and between Parent and Meridian Leasing Corporation, as the same has been and may be supplemented, amended and/or modified from time to time.

“New Plans” has the meaning set forth in Section 5.01(a)(iii).

“Non-Bargained Continuing Employees” has the meaning set forth in Section 5.01(a)(ii).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of incorporation; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble.

“Parent Benefit Plan Costs” has the meaning set forth in Section 5.01(e).

“Party” has the meaning set forth in the preamble.

“Permit” means any permit, license, franchise, approval, authorization, and consent required to be obtained from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Post-Closing Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Post-Closing Tax Period” means any taxable period starting on or after the Closing Date and the portion starting the day immediately following the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“Real Property” means the real property currently owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, migrating or disposing into the environment, regardless of media.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).

“Restricted Period” has the meaning set forth in Section 5.09.

“Review Period” has the meaning set forth in Section 2.05(c)(i).

“Sales Representative Agreements” means (a) that certain Representation Agreement, dated January 14, 2015, by and between the Company and Southland Metals, Inc.; (b) that certain Manufacturer’s Representative Agreement, dated April 13, 2015, by and between the

Company and Innovative Solutions II, LLC; (c) that certain Sales Representative Agreement, dated April 22, 2015, by and between the Company and Talbot Associates, Inc.; (d) that certain Sales Representative Agreement, dated May 24, 2016, by and between the Company and Global Sales & Marketing, LLC; and (e) that certain Sales Representative Agreement, dated October 23, 2015, by and between the Company and Casting Solutions, Inc.

“Sales Tax Audit” means that certain regular, four-year audit of the Company’s sales and use Taxes paid for fiscal years 2010 through 2013 currently being conducted by the Wisconsin Department of Revenue, Income, Sales & Excise Tax Division.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Group” means (a) the affiliated group as defined in Section 1504(a) of the Code of which Parent, Seller and Company are included, and (b) with respect to each state, local or foreign jurisdiction in which Parent, Seller or its Subsidiaries files a consolidated, combined or unitary Tax Return and in which the Company is or is required to be included, the group with respect to which such Tax Return is filed.

“Shares” has the meaning set forth in the recitals.

“Side Indemnification Agreement” has the meaning set forth in Section 2.03(a)(viii).

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Closing Date.

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Subsidiary” means with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions or (b) such person is a general partner or managing member.

“Target Working Capital” means an amount equal to $1,800,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.05(a).

“Transition Coverage” has the meaning set forth in Section 5.01(c).

“Transition Coverage Costs” has the meaning set forth in Section 5.01(c).

“Transition Period” has the meaning set forth in Section 5.01(c).

“Transition Plans” has the meaning set forth in Section 5.01(c).

“Transition Services Agreement” has the meaning set forth in Section 2.03(a)(ii).

“Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“Year-End Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale. Subject to the terms and conditions set forth herein, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Shares for the consideration specified in Section 2.02. Seller hereby represents and warrants to Buyer that the Sales Tax Audit is not a liability of the Company as of the Closing Date.

Section 2.02                            Purchase Price. The aggregate purchase price for the Shares shall be Fourteen Million and 00/100 (US $14,000,000) Dollars (the “Purchase Price”), subject to adjustment pursuant to Section 2.05.

Section 2.03                            Closing Deliverables.

(a)                                 At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)                                     the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii)                                  a transition services agreement in the form attached hereto as Exhibit A between the Company and Parent (the “Transition Services Agreement”), duly executed by the Company (which shall automatically be deemed delivered immediately following the Closing);

(iii)                               a general release of claims against Seller and all of Seller’s Affiliates in the form attached hereto as Exhibit B, duly executed by Buyer and the Company (which shall, with respect to the Company, automatically be deemed delivered immediately following the Closing);

(iv)                              a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Buyer and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managing member of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and any other documents to be delivered hereunder;

(v)                                 an Assignment, Assumption and Adoption Agreement (the “Meridian Assignment”) regarding the Meridian Lease, in a form reasonably acceptable to Parent, duly executed by Buyer;

(vi)                              an Equipment Sublease Agreement (the “Meridian Equipment Sublease Agreement”) regarding certain equipment currently leased to Parent under the Meridian Lease, in a form reasonably acceptable to Parent, duly executed by Buyer;

(vii)                           a form of press release that is mutually acceptable to the parties hereto, as contemplated in Section 5.06; and

(viii)                        a side indemnification agreement in a form that is mutually acceptable to the parties hereto (the “Side Indemnification Agreement”), duly executed by Buyer.

(b)                                 At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)                                     stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)                                  the Transition Services Agreement, duly executed by Parent;

(iii)                               a general release of claims against the Company in the form attached hereto as Exhibit C, duly executed by Seller and Parent;

(iv)                              a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of Seller and Parent and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller or Parent, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) the names and signatures of the officers of Seller and Parent, as applicable, authorized to sign this Agreement and any other documents to be delivered hereunder;

(v)                                 the resignations of those directors and/or officers of the Company listed on Section 2.03(b)(v) of the Seller Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, duly executed by such persons;

(vi)                              those consents and/or waivers listed on Section 2.03(b)(vi) of the Seller Disclosure Schedules;

(vii)                           the Meridian Assignment in a form reasonably acceptable to Buyer, duly executed by Parent;

(viii)                        the Meridian Equipment Sublease Agreement in a form reasonably acceptable to Buyer, duly executed by Parent;

(ix)                              a form of press release that is mutually acceptable to the parties hereto, as contemplated in Section 5.06;

(x)                                 an amendment to the Gunite Supply Agreement in a form reasonably acceptable to Buyer, duly executed by Gunite and the Company; and

(xi)                              the Side Indemnification Agreement, duly executed by Seller and Parent.

Section 2.04                            Closing. The purchase and sale of the Shares contemplated hereby shall take place (the “Closing”) and be deemed effective at 7:00 a.m., eastern time, on the date hereof (the “Closing Date”).

Section 2.05                            Purchase Price Adjustment.

(a)                                 Closing Adjustment. Exhibit D contains the historical calculations for the working capital of the Company and was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year then ended as if such calculations were being prepared as for a fiscal year end.  Exhibit D shall be used for reference with respect to calculating the Closing Working Capital.

(b)                                 Post-Closing Adjustment.

(i)                                     Within twenty-four hours after the Closing, Buyer and Seller, together with Buyer’s independent auditors, will jointly conduct a physical inventory at the Facility. Buyer and Seller will conduct such physical inventory in accordance with the policies, procedures and practices specified on Exhibit E attached hereto. The results of such physical inventory will be as determined by the auditors and will be used to calculate the Closing Working Capital.

(ii)                                  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer, or such other similar officer, of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(iii)                               The post-Closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the

Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)                                  Examination and Review.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Representatives shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(ii)                                  Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)                               Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP or, if such Person is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and the Independent Accountant’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid equally by Seller and Buyer.

(v)                                 Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)                              Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(d)                                 Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01                            Organization and Authority of Seller and Parent. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of Seller and Parent has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Seller and Parent of this Agreement, the performance by each of Seller and Parent of its obligations hereunder and the consummation by each of Seller and Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Seller and Parent. This Agreement has been duly executed and delivered by each of Seller and Parent, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each of Seller and Parent, enforceable against each of Seller and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02                            Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate and/or lease the properties and assets now owned, operated and/or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement have been duly authorized at the time of or prior to the Closing.

Section 3.03                            Capitalization.

(a)                                 The authorized capital stock of the Company consists of ten thousand (10,000) shares of common stock, par value $0.01, all of which are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Seller Disclosure Schedules.

(b)                                 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04                            No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05                            No Conflicts; Consents. The execution, delivery and performance by each of Seller and Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of either Seller, Parent or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to either Seller, Parent or the Company; or (c) except as set forth in Section 3.05 of the Seller Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, Parent or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.05 of the Seller Disclosure Schedules and except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06                            Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31st in each of the years 2013, 2014 and 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in each case, except (a) as may be disclosed therein, and (b) with respect to the Interim Financial Statements, (i) for normal year-end adjustments, and (ii) for the omission of notes and schedules required by GAAP. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07                            Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) those incurred in connection with the transactions contemplated by this Agreement, (d) those that will be discharged in connection with the Closing, if any, and (e) those that individually or in the aggregate would not have a Material Adverse Effect.

Section 3.08                            Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Seller Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)                                 event, occurrence or development that has had a Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other Organizational Documents of the Company;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                                   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)                                  incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h)                                 sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(i)                                     increase in the compensation of its Employees, other than as provided for in any written agreements executed prior to the Balance Sheet Date in the ordinary course of business;

(j)                                    adoption, amendment or modification of any Benefit Plan;

(k)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l)                                     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m)                             any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09                            Material Contracts.

(a)                                 Section 3.09(a) of the Seller Disclosure Schedules lists each of the following currently effective contracts and other agreements of the Company (collectively, the “Material Contracts”):

(i)                                     each agreement of the Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)                                  all agreements with any (A) customer of the Company as of August 31, 2016 or (B) supplier of the Company for consideration in excess of $50,000 in any single year;

(iii)                               all agreements related to any Real Property owned or leased by the Company;

(iv)                              all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(v)                                 all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;

(vi)                              except for agreements relating to trade receivables, all agreements relating to indebtedness (including guarantees) of the Company, in each case having an outstanding principal amount in excess of $100,000;

(vii)                           all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(viii)                        all agreements between the Company and any employee or contractor of the Company; and

(ix)                              all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b)                                 Except as set forth on Section 3.09(b) of the Seller Disclosure Schedules, the Company and, to the Company’s knowledge, any other party to such Material Contract, is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.10                            Title to Assets; Real Property.

(a)                                 The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Year-End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     those items set forth in Section 3.10(a) of the Seller Disclosure Schedules;

(ii)                                  liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii)                               mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)                              easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v)                                 all matters of record;

(vi)                              other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vii)                           other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b)                                 Section 3.10(b) of the Seller Disclosure Schedules lists the street address of each parcel of owned Real Property. The Company does not have any leased Real Property.

Section 3.11                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)                                 Section 3.11(b) of the Seller Disclosure Schedules lists all active patents, pending patent applications, live trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company owns or has the right to use, transfer and assign all Intellectual Property necessary to conduct the business as currently conducted by the Company (the “Company Intellectual Property”) and there are no royalties, fees or payments required for Company’s practice or use of the Company Intellectual Property.

(c)                                  Except as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company’s conduct of its business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, and no Person has made any claim, assertion or threat to the Company regarding infringement of such Person’s Intellectual Property by the Company; (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company; (iii) no Person has been granted by the Company any interest, license or right to use in any manner in any jurisdiction the Intellectual Property owned by the Company; (iv) the Intellectual Property owned by the Company is free from any liens, encumbrances, outstanding injunctions, judgments, orders, decrees, rulings and security interests; (v) the Company has obtained the assignment of, and all interests and rights in and to the Intellectual Property owned by the Company, including from Employees, and possesses all necessary rights and privileges to cause the Intellectual Property owned by the Company to be filed in, registered by, or issued by, an intellectual property office of any jurisdiction; and (vi) the Company has put into place protections from public disclosure of the Intellectual Property owned by the Company that constitutes Confidential Information, including with Company’s Employees. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

Section 3.12                            Insurance. Section 3.12 of the Seller Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid.

Section 3.13                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 3.13(a) of the Seller Disclosure Schedules, there are no actions, suits, claims, investigations, unfair labor practices charges, charges of discrimination or any similar charge or complaint, or other legal or administrative proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting the Company’s business or operations, or any of its properties or assets (or by or against Seller, Parent or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller, Parent or any Affiliate thereof) would result in a Material Adverse Effect.

(b)                                 Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, there are no currently effective outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c)                                  There are currently no known pending or threatened claims between the Company and Seller or any of Seller’s Affiliates that have not been previously communicated in writing to Buyer which will be released by the release contemplated in Section 2.03(a)(iii). Notwithstanding anything contained herein or in any release to be delivered pursuant to Section 2.03(a)(iii) or Section 2.03(b)(iii), the releases to be delivered hereunder shall not release any Person from any claims, whether known or unknown, that have arisen or that may arise under (i) the Gunite Supply Agreement, including the Mutual Confidentiality and Non-Disclosure Agreement executed in connection therewith; (ii) any predecessor agreement thereto by and between the Company and Gunite; or (iii) any purchase order executed in connection with any of the foregoing or otherwise in the ordinary course of business between the Company and Gunite.

Section 3.14                            Compliance With Laws; Permits.

(a)                                 The Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)                                 All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)                                  None of the representations and warranties contained in this Section 3.14 shall be deemed to relate to environmental matters (which are governed exclusively by Section 3.15), employee benefits matters (which are governed exclusively by Section 3.16), employment matters (which are governed exclusively by Section 3.17) or tax matters (which are governed exclusively by Section 3.18).

Section 3.15                            Environmental Matters.

(a)                                 Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, to Seller’s Knowledge, as of the Closing Date, the Company is in compliance with applicable Environmental Law and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)                                 The Company has obtained and is in compliance with, and is able to transfer to Buyer if allowed by Environmental Law, each Environmental Permit (each of which is disclosed in Section 3.15(b) of the Seller Disclosure Schedules) necessary for the operation or use of the Company Business.

(c)                                  No Real Property is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.

(d)                                 Except as set forth in Section 3.15(d) of the Seller Disclosure Schedules or in compliance with Environmental Law, to Seller’s Knowledge, there has been no Release of Hazardous Materials in violation of Environmental Law on the Real Property.

(e)                                  Except in compliance with Environmental Law, to Seller’s Knowledge, Seller has not, nor has it permitted any third party to, use, generate, manufacture, produce, store, or Release any Hazardous Materials on, under or about the Real Property, or to transfer any Hazardous Materials to or from the Real Property.

(f)                                   Seller has previously made available to Buyer in the Data Room or otherwise all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Real Property, since January 31, 2005.

(g)                                  The representations and warranties set forth in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16                            Employee Benefit Matters.

(a)                                 Section 3.16(a) of the Seller Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.16(a) of the Seller Disclosure Schedules, each, a “Benefit Plan”). Section 3.16(a) of the Seller Disclosure Schedules further indicates whether each such Benefit Plan is sponsored by Parent or the Company and whether each such Benefit Plan provides benefits to Employees whose terms and conditions of employment are governed by the Brillion Collective Bargaining Agreements, Employees whose terms and conditions of employment are not governed by the Brillion Collective, or both groups of Employees.

(b)                                 As to each Benefit Plan applicable to the Company, the Company has made available true, correct and complete copies of the document and all related materials, including but not limited to, trust agreements, insurance contracts, policies and related insurer documents, determination and/or opinion letters from the Internal Revenue Service (and, if a request is pending, a copy of such request) summary plan descriptions, the last three years’ Forms 5500, written summaries of any non-written Benefit Plans, and, to the extent applicable, the most recent financial statements for each Benefit Plan.

(c)                                  Except as set forth in Section 3.16(c) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.16(c) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.

(d)                                 No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)                                  Except as set forth in Section 3.16(e) of the Seller Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever contributed or had an obligation to contribute to any plan subject to Title IV of ERISA or any multiemployer plan within the preceding six (6) years, nor does the Company have any liability, contingent or otherwise, with respect to a plan subject to Title IV of ERISA or a multiemployer plan.

(f)                                   Except as set forth in Section 3.16(f) of the Seller Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)                                  Except as set forth in Section 3.16(g) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(h)                                 Except as set forth in Section 3.16(h) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)                                     The representations and warranties set forth in this Section 3.16 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17                            Employment Matters.

(a)                                 Except as set forth in Section 3.17(a) of the Seller Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 3.17(a) of the Seller Disclosure Schedules, since January 1, 2013, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)                                 The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 3.17(b) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations, grievances under any applicable collective bargaining agreement, unfair labor practice charge, charges of discrimination or other legal or administrative proceedings against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)                                  The representations and warranties set forth in this Section 3.17 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18                            Taxes.

(a)                                 Except as set forth in Section 3.18 of the Seller Disclosure Schedules:

(i)                                     The Company has timely filed, or will timely file (taking into account any valid extensions) with the appropriate Governmental Authority, all Tax Returns required to be filed by the Company on or before the Closing Date. All such Tax Returns are, or will be, true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company (whether or not show on any Tax Return) have been, or will be, timely paid or accrued. Each Seller Group has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Authority all income Tax Returns that it is required to file on or before the Closing Date for each taxable period when the Company was a member of the Seller Group. All such Tax Returns are, or will be, true, complete and correct in all material respects. All income Taxes due and owing by any member of the Seller Group (whether or not shown on any Tax Return) have been, or will be, timely paid for any taxable period when the Company was a member of the Seller Group.

(ii)                                  The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(iii)                               There are no Liens for Taxes upon the assets of the Company (except where such Lien arises as a matter of law prior to the due date for paying the related Taxes).

(iv)                              No extensions, agreements, waivers or other arrangements extending the statutes of limitations have been given or requested with respect to the assessment or collection of any Taxes of the Company.

(v)                                 There are no ongoing, pending or threatened audits, examinations, actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(vi)                              The Company is not and has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.

(vii)                           The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person. The Company has properly and timely paid all such withheld Taxes to the appropriate Governmental Authority or has properly set aside such withheld amounts in accounts for such purpose.

(viii)                        Seller has delivered to Buyer or made available to Buyer in Seller’s electronic data room copies of (i) the portion of Seller’s federal Tax Returns relating to the Company for taxable periods ending on or after December 31, 2012, (ii) any state, local or foreign Tax Returns of the Company ending on or after December 31, 2012 and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to the Company for all Tax periods ending on or after December 31, 2012.

(ix)                              Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(b)                                 Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19                            Customers and Suppliers. Section 3.19 of the Seller Disclosure Schedules sets forth a list of the Company’s 10 largest customers and 10 largest suppliers by annual sales/purchases for the Company’s 2015 fiscal year. Seller is not aware of any customer or supplier of the Company that intends to terminate its relationship with the Company and/or transition a significant portion of its business away from the Company. Except as set forth in Section 3.19 of the Seller Disclosure Schedules, to Seller’s Knowledge, there is no default (by either party) under any agreement between the Company on the one hand and a customer or supplier on the other.

Section 3.20                            Brokers. Except for BMO Capital Markets Corp., who will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01                            Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Parent) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer related to this transaction; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05                            Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06                            Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07                            Limitation on Seller Representations and Warranties; Independent Investigation. BUYER HEREBY ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT CONSTITUTE THE SOLE AND

EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE BUSINESS, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY SELLER AND THE COMPANY. Subject to Seller timely and fully providing Buyer access to all information Buyer requests to conduct its own independent investigation, as detailed by Buyer to Seller, Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including the related portions of the Seller Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01                            Employees; Benefit Plans.

(a)                                 Except for those employees of the Company set forth in Section 5.01(a) of the Seller Disclosure Schedules, Buyer agrees that following the Closing each Employee shall continue his or her employment with the Company on substantially the same employment terms that existed prior to the Closing Date (the “Continuing Employees”). In this regard:

(i)                                     each Continuing Employee whose terms and conditions of employment are governed by the Brillion Collective Bargaining Agreements (the “Continuing Bargained Employees”) shall continue to be governed by the Brillion Collective Bargaining Agreements and Buyer agrees that following the Closing it shall cause the Company to: (A) honor and continue to be bound by and continue to perform under and in accordance with the Brillion Collective Bargaining Agreements; and (B) provide employee benefits to the Continuing Bargained Employees that are as described in, or required by the Brillion Collective Bargaining Agreements, by causing the Company to retain the Benefit Plans listed on Section 5.01(a)(i) of the Seller Disclosure Schedules and all associated liabilities. In addition, with respect to any Benefit Plans covering the Continuing Bargained Employees that are sponsored by Parent, Buyer acknowledges that, effective as of the Closing Date, the Continuing Bargained Employees will cease to participate in and accrue benefits under any such Benefit Plans and that Buyer shall cause the Company to provide employee benefits that are as described in, or required by, the Brillion Collective Bargaining Agreements.

(ii)                                  with respect to each Continuing Employee whose terms and conditions of employment are not governed by the Brillion Collective Bargaining Agreements (the “Non-Bargained Continuing Employees”), Buyer shall cause the Company to retain the Benefit Plans listed in Section 5.01(a)(ii) of the Seller Disclosure Schedules, and all associated liabilities. In addition, with respect to any Benefit Plans covering Non-Bargained Continuing Employees that are sponsored by Parent, Buyer acknowledges that:  (A) effective as of the Closing Date, except as provided in Section 5.01(c), the Non-Bargained Continuing Employees will cease to participate in and accrue any benefits under any such Benefit Plans; and (B) Buyer shall cause the Company to provide employee benefits to the Non-Bargained Continuing Employees that are no less favorable in the aggregate than those provided by Buyer to its most similarly situated employees.

(iii)                               Buyer agrees that, from and after the Closing Date, Buyer shall cause the Company to grant all of the Continuing Employees with credit for any service with the Company and/or its ERISA Affiliates earned prior to the Closing Date (A) for eligibility and vesting purposes and (B) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company or any of its subsidiaries, if any, on or after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall take, and shall cause the Company to take, commercially reasonable steps to (1) cause to be waived all actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Benefit Plan as of the Closing Date and (2) cause any covered expenses incurred on or before the Closing Date during 2016 by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan with respect to the 2016 calendar year. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or constitute an amendment to, or any other modification of, any New Plan or Benefit Plan.

(b)                                 Parent shall make available group health plan continuation or conversion coverage required under Section 4980B of the Code, Part 7 of Title 1 of ERISA, or applicable state or local laws with respect to each “M&A qualified beneficiary” within the meaning of Treasury Regulations Section 54.4908B-9, Q&A-4(a) who participated in a Parent sponsored group health plan, due to a qualifying event occurring before the Closing Date. Buyer agrees that the Company shall be responsible for any group health plan continuation or conversion coverage required under Section 4980B of the Code, Part 7 of Title 1 of ERISA, or applicable state or local laws with respect to each “M&A qualified beneficiary” within the meaning of Treasury Regulation Section 54.4908B-9, Q&A-4(a) who participated in a Company sponsored group health plan, due to a qualifying event occurring at any time before or after the Closing Date. Pursuant to Treasury Regulation Section 54.4980B-9, Q&A-5, the sale of the Company is not a qualifying event with respect to the employees who continue to be employed by the Company after the Closing Date, or their dependents.

(c)                                  For a period of time commencing on the Closing Date and ending on the earlier of (i) December 31, 2016, (ii) a date selected by Buyer with thirty (30) days’ advance notice to Parent, or such other date mutually agreed upon by Buyer and Parent, or (iii) the date Parent terminates Transition Plan Coverage for failure of Buyer to timely pay Transition Coverage Costs under this Section 5.01(c) or Parent Benefit Plan Costs under Section 5.01(e) (the “Transition Period”), Parent shall take commercially reasonable efforts to allow Affected Employees and Dependents to continue to participate in the following of Parent’s Benefit Plans: (1) Health Savings Account; (2) Accuride Corporation Master Section 125 Plan for Salaried and Non-Union Hourly Employees; (3) Accuride Corporation Master Short-Term Disability Plan; (4) Accuride Corporation Master Welfare Benefit Plan; (5) Accuride Corporation Master Health Benefit Plan; and (6) Accuride Corporation Educational Assistance Plan (collectively, the “Transition Plans”). For purposes of this Section 5.01(c), “Affected Employees and Dependents” means: (A) Continuing Employees and their eligible dependents who were participating in the Transition Plans on the Closing Date; and (B) Continuing Employees hired before the Closing Date who would first be eligible to participate in the Transition Plans after the Closing Date and their eligible dependents. The coverage for the Affected Employees and Dependents described in clause (B) of the foregoing sentence will commence in accordance with the normally applicable provisions of the Transition Plans. Nothing in this Section 5.01(c) shall be construed as allowing employees hired by the Company after the Closing Date to participate in the Transition Plans. The coverage provided to the Affected Employees and Dependents during the Transition Period shall be referred to as “Transition Coverage”. If, during the Transition Period, an Affected Employee or Dependent experiences a qualifying event that would entitle him or her to elect COBRA continuation coverage under a Transition Plan, Parent shall cause the Transition Plan to offer COBRA continuation coverage to such individual(s). Buyer agrees that the Company shall be responsible for paying all costs, whatsoever (which for the self-funded Transition Plans shall include, but not be limited to, aggregate claims under the Transition Plans for the Affected Employees and Dependents (including those on COBRA continuation coverage), and related stop-loss insurance premiums), insurance premiums, and administrative fees attributable to the Transition Coverage through, and including, any claims run-out periods associated with the Transition Coverage (collectively, the “Transition Coverage Costs”). Buyer shall (or shall cause the Company to) pay such Transition Coverage Costs within three (3) days of being billed by Parent or a third party, such as an insurer or third party claims administrator. Some billings may be as frequent as weekly. If the Company fails to timely pay Transition Coverage Costs when billed by Parent or a third party, Parent may, with seven (7) days’ advance notice to Buyer and the Company, terminate the Transition Coverage provided for hereunder, although a third party, such as an insurer, could terminate coverage sooner for the Company’s failure to pay; provided, however, that the Company shall remain liable for all Transition Coverage Costs. All coverage provided for under this Section 5.01(c), including any COBRA continuation coverage, shall terminate at the end of the Transition Period. At the end of the Transition Period, Buyer or the Company shall have established a group health plan or plans under which the Affected Employees and Dependents will be covered and under which Buyer and the Company shall assume the responsibility to make any remaining COBRA continuation coverage available to such individuals.

(d)                                 This Section 5.01 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. Nothing in this Agreement shall be deemed to limit the right of the Buyer or the Company to change, modify, or terminate any assumed Benefit Plan or New Plan in accordance with its terms.

(e)                                  Although coverage under certain of Parent’s Benefit Plans may terminate as of the Closing Date, Buyer agrees that the Company shall, with respect to all current or former Company employees and their dependents, including COBRA qualified beneficiaries, be responsible for paying all costs, whatsoever (which for Parent’s self-funded Benefit Plans shall include, but not be limited to, aggregate claims and related stop-loss insurance premiums), insurance premiums and administrative fees attributable to Parent’s Benefit Plans through, and including, any claims run-out periods associated with Parent’s Benefit Plans (collectively, the “Parent Benefit Plan Costs”). Buyer shall (or shall cause the Company to) pay such Parent Benefit Plan Costs within three (3) days of being billed by Parent or a third party, such as an insurer or third party claims administrator; provided that Parent or such third party provides reasonable supporting documentation to support that such invoiced amounts are Parent Benefit Plan Costs. Some billings may be as frequent as weekly. If the Company fails to timely pay Parent Benefit Plan Costs when billed by Parent or a third party, Parent may, with seven (7) days’ advance notice to Buyer and the Company, terminate the Transition Coverage provided for under Section 5.01(c), although a third party, such as an insurer, could terminate coverage sooner for Company’s failure to pay; provided, however, that Company shall remain liable for all Parent Benefit Plan Costs.

Section 5.02                            Director and Officer Indemnification and Insurance.

(a)                                 From and after the Closing Date, the Company shall, and Buyer shall cause the Company to: (i) indemnify and hold harmless each present or former officer, manager or director of the Company (each, a “Covered Person”) from and against any Losses resulting from or arising in connection with any threatened, pending or completed proceeding arising out of or pertaining to any act, omission, event or circumstance occurring on or prior to the Closing Date, whether asserted or commenced prior to, on or after the Closing Date (each, a “D&O Claim”), to the fullest extent required or permitted by the provisions as in effect on the date hereof (the “D&O Indemnification Provisions”) of the Company’s Organizational Documents or pursuant to any applicable Law with respect to the indemnification of Covered Persons; (ii) advance expenses to any applicable Covered Persons in connection with any D&O Claim involving such Covered Person to the fullest extent required or permitted by the D&O Indemnification Provisions; and (iii) honor the D&O Indemnification Provisions as contract rights in favor of the Covered Persons with respect to any D&O Claim.

(b)                                 All rights to exculpation and indemnification now existing in favor of the Covered Persons as provided in the Company’s Organizational Documents on the date hereof shall be maintained in such documents and shall survive the Closing and shall continue in full force and effect in accordance with their terms. Buyer shall not cause or permit the Company to amend the Company’s Organizational Documents in any way that would violate the foregoing provisions of this Section 5.02, except to the extent required by applicable Law. If the Company is reorganized into any other form of legal entity other than a Delaware corporation, Buyer shall ensure that the Organizational Documents for such reorganized entity contain substantially equivalent provisions for the continued exculpation and indemnification of the Covered Persons as provided in the Company’s certificate of incorporation and bylaws existing on the date hereof.

(c)                                  The obligations of Buyer and the Company under this Section 5.02 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.02 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).

(d)                                 In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.02.

Section 5.03                            Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement related solely to Seller, Parent or any Affiliate, except to the extent such information also relates to the Company and its business and/or operations.

Section 5.04                            Governmental Approvals and Other Third-party Consents.

(a)                                 Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all consents, authorizations, orders and approvals from all Governmental Authorities that were not obtained prior to Closing and that may be or become necessary for a Party to consummate the transactions contemplated by, or perform its obligations pursuant to, this Agreement. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Seller and Buyer, as applicable, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02, including any correspondingly numbered sections of the Seller Disclosure

Schedules or Buyer Disclosure Schedules that were not obtained prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.05                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                                     retain the books and records (including personnel files) of the Company relating to periods prior to the Closing; and

(ii)                                  upon reasonable notice, which notice includes a commercially reasonable purpose for such access, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)                                     retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, which notice includes a commercially reasonable purpose for such access, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  No Party shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06                            Public Announcements. At or prior to the Closing, the parties hereto shall mutually agree upon an acceptable form of a press release that may be issued by any party hereto within one (1) Business Day of the Closing. Unless otherwise permitted by the preceding sentence or required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.07                            Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08                            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all transfer, real estate property transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, including any interest or penalties in respect thereof, shall be borne equally by Seller and Buyer, regardless of the Person liable for such obligations under applicable law or the Person making payment to the applicable Governmental Authority or other third party. Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such transfer Taxes.

Section 5.09                            Non-Competition; Non-Solicitation Covenants of Seller and Seller’s Affiliates. For a three (3)-year period beginning on the Closing Date (the “Restricted Period”), Seller and Parent hereby covenant and agree that, unless expressly permitted in writing by Buyer (which permission shall be in Buyer’s sole discretion to give or withhold), Seller and Parent shall not, and shall not cause or permit any of their Affiliates (whether now existing or later formed or acquired) to, directly or indirectly, whether or not through the use of any interposed Person (excluding the ownership of less than five percent (5%) of the outstanding voting stock of any corporation whose common stock is listed on any national securities exchange or automated dealer quotation system), to:

(a)                                 own, invest in, manage, operate, conduct, enter into any partnership or joint venture with, or engage in any business that competes with the Company Business anywhere in North America (provided that it is understood and agreed by the Parties that Parent’s, Gunite’s or any of their Affiliate’s conduct of the Gunite Business shall not constitute a breach of this Section 5.09(a));

(b)                                 call on or solicit any Person that is, as of the date hereof, or has been in the past twelve (12) months from the date hereof, a customer of the Company Business for purposes of diverting Buyer’s or the Company’s business with such Person to a competing business, or induce or encourage (or attempt to induce or encourage) any then-current customer, vendor, supplier, licensor, licensee or other Person to cease conducting business with the Company or Buyer; or

(c)                                  solicit for employment or engagement as a contracted service provider any employee of the Company; provided, however, that neither the offer by Seller, Parent or any of their Affiliates of employment through public advertising or general solicitations (including via print or broadcast media or through internet postings) that is not specifically targeted at employees of the Company nor the hiring by Seller, Parent or any of their Affiliates of any Person who voluntarily on his or her own initiative seeks employment or contracted engagement with Seller, Parent or any such Affiliate without solicitation (other than as permitted herein) by Seller, Parent or any such Affiliate shall be considered a breach of this Section 5.09(c).

Notwithstanding anything to the contrary set forth in this Agreement, it shall not be a violation of this Section 5.09 if Seller, Parent or any Affiliate thereof acquires any existing company or business which has a division generating less than ten percent (10%) of the gross annual revenues of such company or business that is competitive with the Company Business. Further, if a change of control of Parent occurs during the Restricted Period, the provisions of this Section 5.09 shall not apply to the Person or Persons acquiring control of Parent, as applicable, or to any of such acquiring Person’s Affiliates (other than Parent and any  of Parent’s Affiliates that are controlled by Parent) that existed before the occurrence of such change of control. For purposes of this Section 5.09, “change of control” means (i) any sale, merger, consolidation, tender offer or other transaction or series of related transactions that results in at least a majority of the voting power of a Person ceasing to be held, directly or indirectly, by the Person(s) who held such voting power prior to such transactions, or (ii) a sale or other disposition of all or substantially all of a Person’s assets, whether in one transaction or a series of related transactions. Buyer may not sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person. Recognizing the specialized nature of the Company Business, Seller and Parent acknowledge and agree that the duration, geographic scope and activity restrictions of this Section 5.09 are reasonable.

Section 5.10                            Confidential Information. During the Restricted Period, Seller and Parent shall, and shall cause each of their Affiliates to, maintain all Confidential Information in confidence and not disclose any Confidential Information to any Person other than Buyer and the Company, and not use any Confidential Information for such Person’s own benefit or the benefit of any third party. Nothing in this Agreement, however, shall prohibit Seller, Parent or any Affiliate thereof from using or disclosing Confidential Information: (a) to the extent reasonably necessary for Seller or Parent to enforce the terms of this Agreement or any other agreement or instruments executed in connection herewith, (b) to the extent Seller, Parent or any applicable Affiliate determines that such use or disclosure is reasonably necessary for the pursuit or defense of any proceeding by or against Seller, Parent or any Affiliate thereof, including in connection with challenging or defending any claim for indemnification under Section 6.02, (c) to the extent any such Confidential Information constitutes shared information that is used by Seller, Parent or any Affiliate thereof in the ordinary course of its own business, (d) to the extent required by Law (including the rules and regulations of any U.S. stock exchange or automated dealer quotation system) or accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of Seller, Parent or any Affiliate thereof, (e) to the extent disclosure is mandated by any Governmental Order, or (f) to the extent such information relates to the Sales Tax Audit; provided that, in the case of (b), (d) and (e) above, Seller, Parent or such other Affiliate (i) provides Buyer with written notice of such mandated disclosure prior to such disclosure being made, (ii) cooperates reasonably with Buyer in any Buyer effort to obtain a protective order or other confidentiality treatment with respect to such Confidential Information whose disclosure is mandated, and (iii) discloses only that portion of such Confidential Information required to be disclose.

Section 5.11                            Code §338(h)(10).

(a)                                 Buyer and Seller agree to make an election pursuant to Section 338(h)(10) of the Code (and of any corresponding provisions of applicable state, local, and foreign tax law) (a “338(h)(10) Election”) with respect to the purchase of the Shares.

(b)                                 Seller shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on its Tax Returns to the extent required by Law and such items will be treated as occurring in the Pre-Closing Tax Period.

(c)                                  Seller and Buyer shall report, in connection with the determination of income, franchise or other Taxes measured, the transactions being undertaken pursuant to this Agreement in a manner consistent with the 338(h)(10) Election and this Agreement. Buyer shall be responsible for the preparation of two copies of all forms and documents required in connection with the 338(h)(10) Election (including Internal Revenue Service Form 8023). Buyer shall properly and timely prepare documents and forms as may be required by applicable Laws to complete and make the 338(h)(10) Election, and Buyer shall timely deliver two copies of such forms and documents to Seller, no later than eight (8) months after the Closing Date. Seller shall execute both copies no later than ten (10) days following receipt by Seller of such forms and timely file one copy of such forms and documents with the Internal Revenue Service and return the other copy to Buyer for timely filing; provided that if Seller determines in good faith that there is an error in any such form or document, then Seller shall promptly notify Buyer of such error and cooperate with Buyer to correct promptly any such error. If Buyer shall deliver to Seller any such forms and documents necessary to make the 338(h)(10) Election prior to Closing, Seller shall execute such forms and documents prior to Closing and deliver one copy to Buyer at Closing.

(d)                                 To the extent permitted by state, local or foreign Laws, the principles and procedures of this Section 5.11 shall also apply with respect to a 338(h)(10) Election under any applicable state, local or foreign law. Seller and Buyer shall make any election similar to the 338(h)(10) Election which is optional under any applicable state, local or foreign law, and shall each cooperate and join in any election made to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income Tax purposes.

(e)                                  In connection with the 338(h)(10) Election made with respect to the Shares, the Purchase Price (and any other amounts required to be treated as purchase price consideration for the assets of the Company under the Law) shall be allocated among the assets of the Company in accordance with Code Section 338 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as applicable) in the manner set forth in this Section 5.11(e). No later than three (3) months after the Closing Date, Seller shall prepare and deliver to Buyer an allocation of the Purchase Price and any other amounts required to be treated as purchase price consideration for the assets of the Company under the Law) among the assets of the Company in accordance with Code Section 338 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as applicable), which allocation shall be made in accordance with the following methodology:  the fair market value allocated  to Class III and Class IV assets shall be their net book value as reflected on the

Closing Working Capital Statement as further adjusted pursuant to Section 2.05 and the remainder of the Purchase Price (and any other amounts required to be treated as purchase price consideration for the assets of the Company under the Law) shall be allocated to Class V assets.  Buyer shall thereafter provide any comments to Seller within one (1) month after receiving Seller’s proposed allocation.  Buyer and Seller shall cooperate in good faith to finalize the allocation of the Purchase Price (and any other amounts required to be treated as purchase price consideration for the assets of the Company under the Law) consistent with the methodology set forth in this Section 5.11(e).  If Buyer and Seller are unable to finalize the allocation within two (2) months after Buyer has received Seller’s proposed allocation, then Buyer and Seller shall submit only those disputed items that have not been resolved to the Independent Accountant for determination in a manner consistent with the methodology set forth in this Section 5.11(e).  The Independent Accountant’s determination as to each item of dispute shall be binding on the parties, and the allocation shall be amended in accordance with the Independent Accountant’s determination (as to the disputed items) and the agreement of the Buyer and Seller (as to the items that are not disputed) and shall become the final allocation.  Buyer, Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the allocation set forth in this Section 5.11(e). Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the final allocation unless required to do so by Law.

Section 5.12                            Other Tax Matters. The following provisions shall govern the allocation of responsibility as among Buyer, Parent and Seller for certain Tax matters:

(a)                                 Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Company that are related to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Taxes of the Company that are related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company except as otherwise required by Law.

(b)                                 Responsibility for Filing Tax Returns.

(i)                                     For any federal (and to the extent applicable, state) income Tax periods ending on or before the Closing Date, the Company shall be included on the federal consolidated income Tax return of Parent. Buyer, Seller and Parent agree and acknowledge that it is intended that the taxable year of the Company shall end as of the close of business on the Closing Date for United States federal income Tax purposes; provided, however, that any transaction that occurs on the Closing Date that is outside the ordinary course of business other than any transaction contemplated by this Agreement and properly allocable to the Company’ income after the

Closing shall be treated for all federal income Tax purposes as occurring at the beginning of the following day.

(ii)                                  Buyer will prepare or cause to be prepared, and cause to be timely filed, any Tax Return of the Company with respect to Pre-Closing Tax Periods that is not described in Section 5.12(b)(i) that are due after the Closing Date and for any Straddle Period. Buyer will provide Seller and Parent with a draft of any such Tax Return that relates to a Pre-Closing Tax Period for Seller’s and Parent’s review at least ten (10) days prior to the due date thereof (giving effect to any extensions thereto), and Buyer will accept and incorporate any reasonable comments of Seller and/or Parent to any such Tax Return that are received within five (5) days after delivery of such Tax Return to Seller and/or Parent; provided that such comments do not have a material impact on Buyer. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. Seller shall pay to Buyer an amount equal to the portion of the Taxes with respect to any such Tax Returns that relates to the Pre-Closing Tax Period (as determined pursuant to Section 5.12(a)), and to the extent such Taxes are not included or reflected on the Closing Working Capital Statement, at the later of five (5) Business Days prior to the due date (including extensions) of such Tax Returns or upon written demand therefore.

(iii)                               Except as specifically provided in Section 5.12(b)(ii), neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) file, amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)                                  Cooperation on Tax Matters. Buyer, Parent and Seller shall cooperate in connection with the filing of Tax Returns pursuant to this Section 5.12 and in connection with any audit, litigation or other proceeding with respect to Taxes, including:

(i)                                     retaining until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) and (upon request) sharing relevant records and information and providing explanations with respect thereto;

(ii)                                  prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(iii)                               using commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby); and

(iv)                              providing information required to report pursuant to Code Section 6043, Code Section 6043A or Treasury Regulations promulgated thereunder.

(d)                                 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e)                                  Tax Refunds. Any Tax refund or credit against Tax (or portion thereof that relates to a Pre-Closing Tax Period) that is received by Buyer, the Company, or any Affiliate of either of them, that relates to any Pre-Closing Tax Period of the Company shall be for the account of Seller, and Buyer shall pay over to Seller, within fifteen (15) days after receipt thereof or entitlement thereto, an amount equal to such refund or credit net of the reasonable expenses incurred to obtain such refund or credit.

ARTICLE VI
INDEMNIFICATION

Section 6.01                            Survival. Subject to the limitations and other provisions of this Agreement, and except for the representations and warranties contained in Sections 3.15, 3.16, 3.17 and 3.18 which shall survive for the applicable statute of limitations period, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02                            Indemnification By Seller and Parent. Subject to the other terms and conditions of this Article VI, Seller and Parent shall jointly and severally indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)                                  the Sales Tax Audit.

Section 6.03                            Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, including those obligations of Buyer under Section 5.11(a);

(c)                                  except to the extent related to the Sales Tax Audit, any liability for Taxes of the Company during the Post-Closing Tax Period;

(d)                                 any and all amounts due on or after the Closing Date under the Sales Representative Agreements;

(e)                                  except to the extent arising from any matter giving rise to a claim for indemnification under Section 6.02, any liability or third-party claim to the extent arising out of or in connection with (i) the Company’s ownership, leasing, licensing or use of any of its assets, (ii) the Company’s conduct of the Company Business or any other business following the Closing Date, and/or (iii) any workers’ compensation claims related to the Company or its current or former employees, whether or not occurring before, on or after the Closing Date.

Section 6.04                            Certain Limitations. The Person making a claim under this Article VI is referred to as the “Indemnified Party”, and the Person against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)                                 Neither Seller nor Parent shall, together in the aggregate, be liable to Buyer for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds $225,000 (the “Deductible”), in which event Seller and/or Parent, as the case may be, shall, together in the aggregate, only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which Buyer may be entitled to indemnification under Section 6.02(a), Seller and/or Parent, as the case may be, shall, together in the aggregate, not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Deductible).

(b)                                 Buyer shall not be entitled to recover under Section 6.02 (i) to the extent the matter in question has specifically been reserved for in a line item in the Closing Working Capital as determined based on the balance sheet delivered as part of the Closing Working Capital Statement (as the same may be adjusted pursuant to Section 2.5(c)), and (ii) with respect to any environmental condition or any costs arising out of any environmental condition to the extent caused, created, aggravated or exacerbated by Buyer, any Affiliate of Buyer or any of their respective Representatives or invitees.

(c)                                  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a) as the case may be, shall not exceed $1,500,000, and the aggregate amount of all Losses for which Seller and/or Parent, as the case may be, shall, together in the aggregate, be liable pursuant to Section 6.02(a)-(b) shall not exceed the Purchase Price.

(d)                                 Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)                                  Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f)                                   In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g)                                  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h)                                 Seller and/or Parent, as the case may be, shall, together in the aggregate, not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer is aware of such inaccuracy or breach prior to the Closing. For purposes of this Section 6.04(h), Buyer will be deemed to be aware of something if Buyer would be deemed to be aware of such information based on the applicable standard described in the definition of Material Adverse Effect.

Section 6.05                            Indemnification Procedures.

(a)                                 Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, except when such Third-Party Claim is brought by a then current customer of the Company and the Indemnified Party reasonably assumes the defense of such claim (each, a “Customer

Claim”), by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                                 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense of a Third-Party Claim (including without limitation a Customer Claim) pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  In the event that a dispute arises as to whether consent that may not be unreasonably withheld or delayed has been unreasonably withheld or delayed by either the Indemnified Party or the Indemnifying Party under this Section 6.05(b), as applicable, the prevailing party to such dispute shall be entitled to receive its reasonable attorneys’ fees and costs with respect to such dispute.

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07                            Exclusive Remedies. Subject to Section 7.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 7.11 or to seek any remedy on account of intentional fraud by any Party.

ARTICLE VII
MISCELLANEOUS

Section 7.01                            Expenses. Except as otherwise expressly provided herein (including Section 5.08 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, however, that Seller shall pay all amounts payable to BMO Capital Markets Corp pursuant to Seller’s engagement thereof.

Section 7.02                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. For purposes of expediency, any communication may be sent initially by email, but shall not be deemed to have been duly given hereunder except as provided in clauses (a) through (c) of this Section 7.02. All communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Truck Components Inc. c/o Accuride Corporation 7140 Office Circle Evansville, Indiana 47715 Attention: General Counsel Tel: (812) 962-5000 E-mail: smartin@accuridecorp.com

with a copy (which shall not constitute notice) to:	Snell & Wilmer L.L.P. 15 West South Temple, Suite 1200 Salt Lake City, Utah 84101 Attention: John G. Weston Tel: (801) 257-1900 E-mail: jweston@swlaw.com

If to Parent:	Accuride Corporation 7140 Office Circle Evansville, Indiana 47715 Attention: General Counsel Tel: (812) 962-5000 E-mail: smartin@accuridecorp.com

with a copy (which shall not	Snell & Wilmer L.L.P. 15 West South Temple, Suite 1200

constitute notice) to:	Salt Lake City, Utah 84101 Attention: John G. Weston Tel: (801) 257-1900 E-mail: jweston@swlaw.com

If to Buyer:	Grede Holdings LLC One Towne Square, Suite 550 Southfield, MI 48076 Attention: Vice President Tel: (248) 440-9552 E-mail: theavin@grede.com

with a copy (which shall not constitute notice) to:	Metaldyne Performance Group Inc. One Towne Square, Suite 550 Southfield, MI 48076 Attention: General Counsel Tel: (248) 727-1823 E-mail: tdono@mpgdriven.com

Section 7.03                            Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Seller Disclosure Schedules, Buyer Disclosure Schedules and Exhibits mean the Articles and Sections of, and Seller Disclosure Schedules, Buyer Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Schedules, Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06                            Entire Agreement. This Agreement (including the Exhibits and the Seller Disclosure Schedules and Buyer Disclosure Schedules) constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, the Seller Disclosure Schedules and the Buyer Disclosure Schedules (other than an exception expressly set forth as such in the Seller Disclosure Schedules or Buyer Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08                            No Third-party Beneficiaries. Except as provided in Section 5.02 and Article VI, this Agreement is for the sole benefit of Buyer, Seller and Parent and their respective successors and permitted assigns (it being expressly understood that Parent is an express intended beneficiary of this entire Agreement) and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09                            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(b).

Section 7.11                            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12                            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.13                            Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
TRUCK COMPONENTS INC., a Delaware corporation

By:	/s/ Stephen A. Martin
Name:	Stephen A. Martin
Title:	Secretary

PARENT (solely with respect to Sections 3.01, 3.05, 5.10, 5.11, 5.12, 6.02, 6.04¸ 6.05, 6.06 and 6.07):
ACCURIDE CORPORATION, a Delaware corporation

By:	/s/ Stephen A. Martin
Name:	Stephen A. Martin
Title:	Secretary

BUYER:
GREDE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Todd Heavin
Name:	Todd Heavin
Title:	Vice President

(Signature Page to Stock Purchase Agreement)